Exhibit 10.7

SUPPLY AGREEMENT

between

PLANTEX USA INC.

2 University Plaza, Suite 305, Hackensack, NJ 07601

(“Plantex”)

and

TRANSORAL PHARMACEUTICALS, INC.

300 Tamal Plaza, Suite 200, Corte Madera, CA 94925

(“TransOral”)

Dated March 31, 2006 (the Effective Date )

BACKGROUND

WHEREAS, Plantex and TransOral (each of which may be individually referred to herein as a “Party” and collectively as the “Parties”) desire to provide for the manufacture, supply and purchase of the active pharmaceutical product Zolpidem Tartrate, upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements set forth in this Agreement, and other good and valuable consideration the adequacy and sufficiency of which is acknowledged, the Parties, intending to be legally bound, agree as follows:

1.	INTERPRETATION AND CERTAIN DEFINITIONS

1.1	The preamble to this Agreement forms an integral part hereof.

1.2	Section headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the interpretation of this Agreement.

1.3	All schedules to this Agreement, signed by both Parties, whether attached at the time of signature hereof or at any time thereafter, shall be construed as an integral part of this Agreement.

1.4	For purposes of this Agreement, the following words and phrases shall bear the respective meanings assigned to them below (and cognate expressions shall bear corresponding meanings):

1.4.1	“Action” – shall mean any suit, action, investigation (governmental or otherwise), claim or proceeding initiated or filed against a Party which results in or could result in a Loss or Losses for which indemnification is required by an Indemnifying Party pursuant to Section 12 herein.

Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from this exhibit and have been filed separately with the Securities and Exchange Commission.

1.4.2	“Affiliates” – shall mean, with respect to any Party, any Person that is controlled by, controls, or is under common control with, that Party. For purpose of this Section 1.4.2 only, “control” of a corporation or other business entity shall mean direct or indirect beneficial ownership of more than fifty percent (50%) of the voting interest in, or more than fifty percent (50%) in the equity of, or the right to appoint more than fifty percent (50%) of the directors or management of, such corporation or other business entity.

1.4.3	“Agreement” – shall mean this Supply Agreement as it is hereafter amended from time to time by the mutual written agreement of the Parties.

1.4.4	“cGMP” – shall mean current good manufacturing practices in accordance with the rules and regulations as provided for (and as amended from time to time) in the Current Good Manufacturing Practice Regulations of the U.S. Code of Federal Regulations Title 21 (21 CFR §§ 210 and 211) and/or in European Community Directive 91/356/EEC (Principle and guidelines of good manufacturing practice for medicinal products) in relation to the production of biopharmaceutical products, as interpreted by the ICH Harmonized Tripartite Guideline, any U.S., European, or other applicable laws, regulations or respective guidance documents subsequently established by any Regulatory Authority applicable or related to the Manufacture or supply of Product, and any arrangements, additions or clarifications agreed from time to time between the Parties with respect thereto.

1.4.5	“DMF” – shall mean the applicable drug master file (as described in 21 CFR §314.420) covering the analysis and Manufacture of the Product filed with the FDA.

1.4.6	“EMEA” shall mean the European Medicines Agency and all agencies under its direct control or any successor organization with respect to the regulation and authorization of medicinal products in the European Union and its member states.

1.4.7	“FDA” – shall mean the United States Food and Drug Administration and all agencies under its direct control, or any successor organization thereto with respect to the regulation and authorization of medicinal products in the United States of America, and each of its territories, districts and possessions and the commonwealth of Puerto Rico.

1.4.8	“Finished Product(s)” – shall mean the finished dosage form of Zolpidem tablets, incorporating the Product.

1.4.9	“Health Canada” – shall mean Health Canada and all agencies under its direct control or any successor organization with respect to the regulation and authorization of medicinal products in Canada.

1.4.10	“Indemnified Party” – shall mean the Party to this Agreement seeking to be indemnified by the Indemnifying Party against a Loss or Losses pursuant to Section 12 below.

1.4.11	“Indemnifying Party” – shall mean the Party from which indemnification is sought by the Indemnified Party against a Loss or Losses pursuant to Section 12 below.

1.4.12	“Launch” – shall mean with regard to Finished Product(s), the first commercial sale of Finished Product(s) by or on behalf of TransOral to an independent third party in any part of the Territory and “Launch Date” means the date of that sale.

1.4.13	“Loss” – shall mean any and all liabilities, losses, costs, damages and expenses, including, without limitation, reasonable attorneys’ fees and expenses.

1.4.14	“NDA” – shall mean a New Drug Application filed with the FDA or the equivalent application or filing filed with a Regulatory Authority in a portion of the Territory necessary for approval of a drug in such portion of the Territory.

1.4.15	“Manufacture” and “Manufacturing” – shall mean, along with other forms of the word, the manufacturing, quality testing, handling, packaging, storage and/or disposal of: (i) the Product or any Finished Products, as the case may be, and (ii) the raw materials and components used in connection with the preparation thereof.

1.4.16	“Person” – shall mean any individual, partnership, association, corporation, trust or legal person or entity.

1.4.17	“Product” – shall mean the active pharmaceutical ingredient Zolpidem Tartrate.

1.4.18	“Regulatory Approval” – shall mean a required consent, license, approval or other authorization of a Regulatory Authority having authority over the manufacture, use, storage, import, export, clinical testing, transport, marketing, sale or distribution of the Finished Product in all or any portion of the Territory.

1.4.19	“Regulatory Authority(ies)”–shall mean any and all bodies and organizations, including, without limitation, the FDA, Health Canada and the EMEA, which regulate the Manufacture, importation, distribution, use and sale of Product and/or the Finished Product within any part of the Territory.

1.4.20	“Specifications” – shall mean the specifications for the Product contained in Schedule 1 attached hereto.

1.4.21	“Term”–shall mean as defined in Section 13.1.

1.4.22	“Territory”–shall mean [***].

2	DEVELOPMENT EFFORT; PURCHASE COMMITMENT

2.1	TransOral agrees to use its commercially reasonable efforts to obtain or to have obtained Regulatory Approval in the Territory to Manufacture Finished Product. TransOral covenants and agrees for and on behalf of itself, its Affiliates and their respective permitted licensees and contract manufacturers, if any, that only Product obtained from Plantex shall be used, subject to the terms and conditions of this Agreement, for the development and Manufacture of Finished Product for use in clinical trials; provided, however, that this obligation shall terminate upon the submission by TransOral or one of its Affiliates, permitted licensees or collaboration partners of the first NDA for a Finished Product to a Regulatory Authority in the Territory, and thereafter TransOral, its Affiliates, permitted licensees and contract manufacturers shall be free to use Product obtained from third parties for the development and Manufacture of Finished Product, at which time TransOral shall be subject to the purchase obligations set forth in Section 2.2 below.

2.2	Throughout the Term and subject to the terms and conditions of this Agreement, TransOral covenants and agrees for and on behalf of itself, its Affiliates and their respective permitted licensees and contract manufacturers, if any, and each of their respective direct or indirect successors or assigns, that [***] of the requirements for Product used by any of them for manufacture of Finished Product for commercial sale in the Territory shall be purchased from Plantex, regardless of whether such use is performed by TransOral, its Affiliates, a licensee, or a contract manufacturer.

[***] Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from this exhibit and have been filed separately with the Securities and Exchange Commission.

2.3	In addition to the provisions of Section 16.2, any agreement providing for the direct or indirect assignment of TransOral’s rights or obligations under this Agreement or TransOral’s right in and to any Regulatory Approval and/or application therefor shall require that the transferee agree in writing to assume the purchase requirements obligations of TransOral under this Agreement. TransOral warrants that it is not bound by or subject to any contractual or other commitment inconsistent with the foregoing purchase obligations.

3.	SUPPLY; PAYMENT

3.1	Purchase Orders.

3.1.1	Subject to the terms below, TransOral shall, from time to time, order quantities of Product from Plantex by issuing a purchase order (“Purchase Order”) for Product, and Plantex shall deliver to TransOral (or its designee(s)) the quantities of Product ordered in each Purchase Order in accordance with Sections 3.2 and 3.3.2 hereof, to the location(s) specified in such Purchase Order on the date listed therein, which date shall not be less than [***] after the date of TransOral’s issuance of such Firm Order or Purchase Order with respect to commercial quantities of Product.

3.1.2	If any term or condition contained in any Purchase Order is inconsistent with this Agreement, then the terms and conditions provided in this Agreement will control. No additional term or condition set forth in any Purchase Order will be binding upon Plantex unless agreed to in writing by Plantex.

3.2	Developmental Quantities. TransOral shall provide Plantex with Purchase Orders and projected delivery dates (which shall not be less than [***] after date of provision of a Purchase Order) from time to time during the development process period commencing with the date hereof. The purchase price for quantities of Product for purposes of manufacture of the Finished Product for use in clinical trials and other developmental applications shall be [***] US dollars per [***] (US$[***][***]).

[***] Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from this exhibit and have been filed separately with the Securities and Exchange Commission.

3.3	Commercial Quantities.

3.3.1

On a quarterly basis starting nine (9) months prior to the anticipated Launch and thereafter by the fifteenth (15 th) day of the first month of each calendar quarter, TransOral shall provide Plantex with a good faith, twelve (12) month rolling forecast of the quantities of Product it desires to purchase from Plantex during the quarter following the quarter in which the forecast is provided (“Q1”) and the next three (3) quarters (“Q2”, “Q3”, and “Q4”, respectively) (the “Current Forecast”). The quantity of Product forecasted for Q1 will constitute a Firm Order, within the ranges specified in Section 3.3.3 below (“Firm Order”) for the Product indicated for those months and TransOral shall be obligated to purchase this quantity in one or more Purchase Orders submitted to Plantex during Q1.

3.3.2	Plantex shall supply (a) the quantities set forth on each Purchase Order to the extent such quantities are consistent with the applicable Firm Order and (b) those amounts that TransOral may order, in its sole discretion, in excess of the amount forecasted in the applicable Firm Order, provided that Plantex has, in its sole discretion, accepted the order for such additional amounts within [***] of Plantex’s receipt thereof.

3.3.3	It is understood and agreed that the forecasted quantities of Product for Q2, Q3 and Q4 shall not be binding upon TransOral or Plantex in any respect, and TransOral shall not be liable with respect to its good faith efforts to provide such non-binding forecasts. Notwithstanding the foregoing, the Firm Order for the then current Q1 may not be for an amount less than [***] of the immediately preceding forecast for each such [***] period and Plantex shall not be obligated to supply more than [***] of such forecasted amount, in each case unless otherwise agreed by the Parties in writing; provided, however, that Plantex shall use reasonable efforts to fill the amounts of any Firm Order exceeding the [***] described above. It is understood and agreed that in the event TransOral fails to provide Purchase Orders for the quantities of Product indicated for Q1, TransOral shall be deemed to have provided a Purchase Order for the balance of any quantities of Product indicated for Q1 on the last day of Q1 and the terms and conditions of supply and purchase of this Agreement, including this Section 3, shall apply as if such Purchase Order had been provided.

[***] Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from this exhibit and have been filed separately with the Securities and Exchange Commission.

3.4	No later than [***] prior to the anticipated Launch of the first Finished Product to be Launched, the Parties shall meet to negotiate in good faith an agreed purchase price for all commercial quantities of Product to be supplied by Plantex under this Agreement for such part of the Territory, provided such price shall [***]. Such agreed purchase price shall be the price for all commercial quantities of Product purchased by TransOral for the Term for such part of the Territory. In the event the parties fail to agree on such purchase price by such date that is [***] prior to the anticipated Launch date of the first Finished Product to be Launched, such purchase price shall be [***].

3.5	Plantex will issue invoices upon shipment of Product. All such invoices shall be sent to TransOral at the address specified in the Purchase Order therefor, and each such invoice shall state the aggregate and unit price for Product in a given shipment, plus any insurance, taxes or other costs incident to the purchase or shipment initially paid by Plantex but to be borne by TransOral hereunder. Invoices will be due and payable within thirty (30) days of the date of invoice receipt by TransOral. Amounts not paid when due shall accrue interest calculated at the rate of [***] plus the U.S. prime rate (but in no event greater than the maximum rate permitted by law) in effect on the date that the payment should have been made, as published in The Wall Street Journal, Eastern U.S. Edition, calculated on a daily basis.

3.6

TransOral shall keep and maintain complete and accurate records and books of account in sufficient detail and form so as to enable Plantex to verify compliance by TransOral with the terms and conditions of this Agreement related to the Product and the Finished Product, including without limitation of TransOral’s purchase requirement obligations in accordance with Sections 2.1 and 2.2 hereof. Plantex’s duly appointed independent certified public accounting firm shall have the right, exercisable once per calendar year upon no less than fourteen (14) days notice and during normal business hours, to examine those records and books of account of TransOral relating to TransOral’s obligations under Sections 2.1 and 2.2. If the examination establishes that TransOral materially failed to comply with the purchase obligations set forth in Sections 2.1 and 2.2 hereof, TransOral shall be responsible for the reasonable expenses of such examination. All amounts determined to be due that were not paid must be paid upon demand, with interest calculated from the date that the payment should have been made, such interest calculated at the rate of [***] plus the U.S. prime rate (but in no event greater than the maximum rate permitted by law) in effect on the

[***] Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from this exhibit and have been filed separately with the Securities and Exchange Commission.

date that the payment should have been made, as published in The Wall Street Journal, Eastern U.S. Edition, calculated on a daily basis. The books and records subject hereof will be deemed Confidential Information of TransOral and subject to the provisions of Section 15 of this Agreement. The right to audit under this Section 3.6 shall survive termination or expiration of this Agreement for a period of two (2) years.

3.7	TransOral and its Affiliates shall use the Product only for the Manufacture of Finished Products for sale in the Territory. TransOral and its Affiliates are prohibited from reselling or otherwise transferring all or any portion of Product not used in the Manufacture of Finished Products for sale in the Territory to any other Person, either directly or indirectly, including through contract manufacturers or other third parties.

4.	FAILURE TO SUPPLY

During the Term of this Agreement in which Plantex, for any reason, including, without limitation, force majeure as defined in Section 12 hereof, fails to supply the requisite quantities of Product for which Plantex is obligated to supply pursuant to Section 3.1.1 within [***] after the date of delivery specified by TransOral in the applicable Purchase Order (accepted and confirmed in writing by Plantex to the extent required by Section 3.3.2), then TransOral may, as its sole remedy, cover such quantities under such Purchase Order through an alternate supplier(s). Any such cover purchases shall be credited against TransOral’s purchase requirements set forth in Sections 2.1 or 2.2, as applicable. In the event Plantex regains its ability to fully resume supplying Product in accordance with the terms hereunder, TransOral’s right to cover under this Article 4 shall terminate immediately upon the delivery by Plantex to TransOral of written notice thereof. Notwithstanding anything to the contrary herein, during the Term of this Agreement in which Plantex, for any reason, including, without limitation, force majeure as defined in Section 12 hereof or pursuant to Section 7.5, fails to ship to TransOral (i) on four (4) separate occasions the requisite quantities of Product in a particular [***] period or (ii) [***] of the requisite quantities of Product in any [***], in each case with respect to quantities of Product for which Plantex is obligated to supply pursuant to Purchase Orders submitted by TransOral pursuant to and in accordance with the terms and conditions of this Agreement within [***] of the dates specified in such Purchase Orders in compliance with this Agreement, then such event shall be deemed a “Supply Failure.” In the event of a Supply Failure, TransOral’s obligations to purchase Product from Plantex (including TransOral’s purchase obligations under Sections 2.1, 2.2, 3.1, 3.2, and 3.3 under this Agreement) shall terminate and TransOral shall be free to purchase any amount of Product from any third party for any purpose without restriction.

[***] Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from this exhibit and have been filed separately with the Securities and Exchange Commission.

5.	QUALITY

5.1	All Products supplied by Plantex shall meet the Specifications therefor and shall be manufactured in accordance with cGMP. Upon the request of either Party, the Parties shall negotiate in good faith a separate quality control and management agreement, which agreement shall reference this Agreement and include standard and customary terms and conditions.

5.2	Prior to each shipment of Product, Plantex shall perform, or shall cause to be performed, quality control procedures and inspections to verify that the Products to be shipped conform to the applicable Specifications in all material respects. Each shipment of Product shall be accompanied by a certificate of analysis signed and dated by a qualified and duly authorized individual from Plantex or its designated Affiliates describing all current requirements of the applicable Specifications, results of any tests performed certifying that the Products supplied have been manufactured, controlled and released according to such Specifications and cGMP. TransOral shall be under no obligation to accept any shipment of Product without an accompanying certificate of analysis.

5.3	Plantex shall maintain or shall cause to be maintained batch records sufficient to trace the history of each batch, and representative samples from each batch of Product Manufactured hereunder, for record keeping, stability testing, and other regulatory purposes, including as may be required by the Specifications or cGMP. Subject to the foregoing, Plantex shall notify TransOral before disposing of any of the foregoing, and TransOral shall have the option of having such records and samples delivered to TransOral or its designee, at TransOral’s expense. Upon the request of TransOral and at its expense, Plantex shall provide TransOral reasonable access to and copies of such records and samples. The parties hereto acknowledge that such records and samples shall be deemed Confidential Information and subject to the confidentiality restrictions set forth in Section 15 hereof.

6.	DELIVERY; RISK OF LOSS

6.1	Products supplied by Plantex hereunder shall be shipped packaged in containers in accordance with the applicable Specifications therefor or as otherwise agreed by the Parties in writing.

6.2	Unless agreed otherwise in writing by the Parties, Product will be shipped CIP (per Incoterms 2000) the location specified by TransOral in the Purchase Order for such Product and agreed to by Plantex.

7.	PRODUCT WARRANTIES; ACCEPTANCE; LATENT DEFECTS AND CLAIMS

7.1	Plantex represents and warrants that at the time of sale and shipment of Product by Plantex hereunder, that such Product (a) will conform to the Specifications; (b) will have a retest dating of at least [***] after the date of delivery; and (c) will have been Manufactured, stored and delivered to TransOral in accordance with cGMP. In addition, Plantex represents and warrants that at time of receipt of Product by TransOral from Plantex: (x) title to such Product will pass to TransOral free and clear of any security interest, lien, or other encumbrance; and (y) none of the Products supplied to TransOral hereunder shall be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act in effect at the time of shipment THE FOREGOING WARRANTIES ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

7.2	TransOral shall have the right to reject all or part of any shipment of Product it orders and receives from Plantex on the ground that it fails to conform with the warranties contained in Section 7.1 herein, provided that (a) TransOral delivers written notice to Plantex within [***] from the date of its receipt of such shipment and (b) Plantex confirms such nonconformance in writing after having reasonable opportunity to investigate. In the event of the foregoing, TransOral may return the nonconforming Product in accordance with Section 7.3; otherwise, subject to the terms of this Section 7, all shipments of Product shall be deemed accepted by TransOral. If a dispute arises as to whether the Product conforms to Specifications which is not resolved within [***] of the delivery by TransOral of the notice of nonconformance, then the matter (along with related samples, batch records or other evidence, as appropriate) shall be promptly submitted by the Parties to an independent testing laboratory agreed to in good faith by each of TransOral and Plantex (the “Laboratory”). The determination of the Laboratory with respect to all or part of the shipment will be binding upon the Parties as set forth below.

7.2.1	If it is determined that there is no nonconformance or the nonconformance is due to damage to Product (x) caused by TransOral or its agents or (y) that occurs subsequent to delivery of the Product by Plantex, Plantex will have no liability to TransOral with respect to such alleged nonconformance or nonconformance and the cost of any testing and evaluation by the Laboratory (including any out-of-pocket costs incurred by the Parties in the shipping and handling of rejected Product thereto) will be borne by TransOral.

[***] Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from this exhibit and have been filed separately with the Securities and Exchange Commission.

7.2.2	If it is determined that the nonconformance is caused by Plantex, then Plantex will credit TransOral’s account for the price invoiced for the portion of nonconforming Product (or if payment therefor has previously been made by TransOral, pay TransOral the amount of such credit or offset the amount thereof against other amounts then due to Plantex) and the cost of any testing and evaluation by the Laboratory (including any out-of-pocket costs incurred by the Parties in the shipping and handling of rejected Product thereto) will be born by Plantex. In addition, Plantex shall use all commercially reasonable efforts to replace such nonconforming Products returned by TransOral within the shortest practicable time.

7.3	Provided that TransOral obtains prior shipping authorization from Plantex (which Plantex shall provide to TransOral within [***] after receipt of request), Plantex shall accept for return and replacement any Product manufactured and supplied to TransOral under this Agreement that does not conform with the warranty set forth in Section 7.1 above and for which proper notice has been given and nonconformance of which has been confirmed by Plantex. Without limiting Plantex’s indemnification obligations in Sections 11 and 12.1 and Plantex’s obligations set forth in Section 7.4, this will be the recipient’s sole remedy for claims that any shipment of Product failed to comply with such warranties. It is understood that the foregoing limited remedy applies only to the failure to conform to the warranty contained in Section 7.1. All returns of Product with obvious defects must be in the original manufactured condition. Plantex will pay reasonable return freight and shipping charges, but shall not assume the risk of loss in transit associated with those returns.

7.4	Notwithstanding anything to the contrary, as soon as either Party becomes aware of any defect in any batch of Product that is not discoverable upon a reasonable inspection or incoming quality assurance testing as set forth in the Specifications, but in no case later than [***] after reaching such awareness, it shall immediately notify the other Party in writing (identifying the batch(es) involved), and the applicable provisions of Section 7.2 shall apply. To the extent such units of the Product have been sold by TransOral, and Plantex is determined to be the Party at fault with respect to such latent defect, Plantex shall accept for return and replacement such units of the Product. Without limiting Plantex’s indemnification obligations in Sections 11 and 12.1 and Plantex’s obligations set forth in Section 7.3, this will be the recipient’s sole remedy for claims that any shipment of Product failed to comply with such warranties. Notwithstanding the foregoing, in the event that TransOral fails to reject any batch within [***] after it becomes aware of any defect therein (including, without limitation, by way of written notice from Plantex) and/or a period in excess of [***] has passed since the initial QC Release by or on behalf of TransOral in respect of such batch of Product, TransOral shall be deemed to have accepted such batch and neither Section 7.2 nor the second or third sentences of this Section 7.4 shall apply to such batch.

[***] Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from this exhibit and have been filed separately with the Securities and Exchange Commission.

7.5	TransOral hereby agrees, on behalf of itself and its Affiliates, that Plantex does not make nor has it made any representation whatsoever as to whether TransOral should commercialize the Product and any and all use by TransOral and its Affiliates of the Product is and shall be TransOral’s responsibility and at its sole discretion. Furthermore, Plantex shall have the right to cease supplying Product to TransOral, and TransOral shall have the right to cease purchasing Product from Plantex, in the event either of them is of the good faith opinion, based upon the advice of patent counsel, that the supply, purchase or use of such Product would result in a significant risk of damages for infringement of third party patent or other intellectual property rights and provides prompt written notice to the other Party to said effect; provided, further, that in the event Plantex is unable within [***] after either Party’s receipt of such notice to secure a license or other right to use from such third party permitting Plantex or Plantex’s Affiliate to manufacture and supply the Product to TransOral hereunder and TransOral to make sales of the Finished Product as applicable (it being agreed that Plantex shall make prompt good faith efforts to secure such license or other right), then TransOral shall be entitled to cover through an alternate supplier(s) such quantities of Product Plantex would otherwise be required to deliver hereunder. In the event Plantex secures a license or other right permitting Plantex or Plantex’s Affiliate to manufacture and supply the Product such that Plantex will be able to fulfill its supply obligations hereunder, Plantex shall notify TransOral in writing thereof and, upon such notice, TransOral’s right to cover under this Section 7.5 shall terminate immediately, subject to Section 4.

8.	ADDITIONAL REPRESENTATIONS, WARRANTIES AND COVENANTS

8.1

TransOral hereby represents and warrants to Plantex that (a) TransOral is a corporation duly organized and existing under the laws of its jurisdiction of incorporation, (b) it has the requisite authority to enter into this Agreement and to perform its obligations hereunder, (c) this Agreement is a legal, valid and binding agreement of TransOral, enforceable against TransOral in accordance with its terms, (d) TransOral is not aware of any contractual or other restriction, limitation or condition which might affect adversely its ability to perform hereunder, (e) TransOral and its Affiliates are in material compliance with all laws and regulations applicable to conduct of their business, (f) the importation, storage, Manufacture, use, sale and/or distribution of any or all of the Finished Products (except solely with respect to any Product therein) shall not (1) violate any applicable laws or regulations nor (2) to TransOral’s knowledge as of the Effective Date, infringe upon the patent, trade secret or proprietary right of any third

[***] Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from this exhibit and have been filed separately with the Securities and Exchange Commission.

party and (g) neither TransOral nor any of its employees have been “debarred” by the FDA, or subject to a similar sanction from another Regulatory Authority, nor have debarment proceedings against TransOral or any of its employees been commenced. TransOral will promptly notify Plantex in writing if any such proceedings have commenced or if TransOral or any of its employees are debarred by the FDA or other Regulatory Authorities.

8.2	Plantex hereby represents and warrants to TransOral that (a) it is a corporation amalgamated, organized and existing under the laws of its jurisdiction of incorporation, (b) it has the corporate authority to enter into this Agreement and to perform its obligations hereunder, (c) this Agreement is a legal, valid and binding agreement of Plantex enforceable against Plantex in accordance with its terms, (d) it is not aware of any contractual or other restriction, limitation or condition which might affect adversely its ability to perform hereunder, (e) Plantex and its Affiliates are in material compliance with all applicable laws and regulations (provided, however, that such representation and warranty shall not extend to non-infringement of intellectual property rights of any third party), (f) the importation, storage, Manufacture, use, sale and/or distribution of any or all of the Products shall not violate any applicable laws or regulations, and (g) neither Plantex nor any of its employees have been “debarred” by the FDA, or subject to a similar sanction from another Regulatory Authority, nor have debarment proceedings against Plantex or any of its employees been commenced. Plantex will promptly notify TransOral in writing if any such proceedings have commenced or if Plantex or any of its employees are debarred by the FDA or other Regulatory Authorities.

8.3	In addition to any other provision of this Agreement, both Parties shall comply with all applicable restrictions respecting the import and/or export of the Product and/or of the Finished Product and/or of any other material which are now or hereafter imposed by applicable Regulatory Authorities or their governments.

8.4	The representations, warranties, covenants and undertakings contained in this Agreement are continuous in nature and shall be deemed to have been given by each Party at execution of this Agreement and at each stage of performance hereunder.

9.	REGULATORY MATTERS

9.1

Plantex or its Affiliate shall maintain with the FDA a valid DMF for the Product that is in full compliance with applicable FDA requirements. TransOral shall have the right to reference the DMF in its drug applications for any Finished Product. In addition, upon request from TransOral, Plantex shall provide (i) all necessary letters of authorization, instruments and/or documents reasonably necessary for purposes of obtaining and maintaining regulatory approvals for TransOral and its marketing partners to market and sell Finished Products, and (ii) all material written and other information relating to the Manufacture of Products in Plantex’s possession or control that is necessary for TransOral to apply for, obtain and thereafter maintain Regulatory Approvals for the Finished Products in the Territory including, without limitation, information required to be submitted to Regulatory Authorities. Without limiting the foregoing, Plantex agrees to: (a) inform TransOral in a prompt manner when any “major” changes (as defined by the FDA) to current Manufacturing practices or procedures are made and to provide updated information to TransOral from time to time; and (b) notify TransOral of any changes, modifications or deletions to the DMF, as required by the FDA “Guidelines for Drug Master Files” Section VIIA and cGMP, and shall not implement any such changes that would cause a material delay in obtaining regulatory approval to market Finished Product without prior written consent from TransOral.

9.2	TransOral and Plantex will each promptly deliver to the other all reports, data, information and correspondence received by it from the FDA or any other Regulatory Authority with respect to the Product or Finished Product (as applicable) and any cGMP issues relating thereto. In addition, TransOral and Plantex will each promptly deliver to the other any written response, information, data or correspondence delivered by it to the FDA or any other Regulatory Authority with respect to the Product or Finished Product (as applicable). Each of the Parties agrees to cooperate to the extent reasonably requested by the other in connection with any communications with the FDA or any other Regulatory Authority. TransOral and its reasonably appointed designees, under reasonable confidentiality requirements and subject to any necessary third party consents, shall have reasonable access to all quality assurance and cGMP audits of Plantex for the purposes of assessing compliance therewith.

9.3	Plantex shall permit, and shall cause its supply contractors to permit, the FDA and other Regulatory Authorities to conduct inspections of the facilities used in the Manufacture of Products as the FDA or such other Regulatory Authorities may lawfully request, and shall cooperate with the FDA or such other Regulatory Authorities with respect to such inspections and any related matters. Plantex agrees to keep TransOral informed about the results and conclusions of each such regulatory inspection to the extent relevant to the development and commercialization of Finished Products in the Territory, including actions taken by Plantex to remedy conditions cited in such inspections.

10.	COMPLAINT HANDLING AND ADVERSE DRUG REACTION REPORTS

10.1	TransOral shall be responsible for all adverse drug event reporting and responding to all adverse drug reports received from lay persons and/or health care professionals regarding the Finished Products.

10.2	If TransOral determines, after investigating an adverse event report, that the characteristics or quality of the Product supplied under this Agreement may have been a factor in the adverse event, then TransOral shall notify Plantex in writing immediately.

11.	RECALLS AND WITHDRAWALS

To the extent permitted or required by law, any decision by TransOral to recall, withdraw or cease distribution of any Finished Product as a result of a violation of applicable law or regulation, or because the Finished Product presents a possible safety risk, shall be made by TransOral. TransOral will promptly notify Plantex of any such decision to recall, withdraw or cease distribution. TransOral shall indemnify and hold harmless Plantex against any and all reasonable costs and expenses which Plantex may incur as a result of any recall of Finished Products unless, however, such recall is due solely to a defect in the Product, in which case Plantex shall indemnify and hold harmless TransOral against any and all reasonable costs and expenses which TransOral may incur as a result of such recall.

12.	INDEMNIFICATION AND LIMITATIONS

12.1	Plantex shall indemnify, defend, save and hold TransOral and each of its Affiliates and their respective officers, directors, employees and agents, harmless from and against Loss or Losses payable to third parties in connection with any and all Actions by third parties solely resulting from: (a) [***]; (b) [***]; (c) [***]; or (d) [***]. Notwithstanding the foregoing, Plantex shall have no obligations under this Section 12.1 for any liabilities, expenses or costs to the extent such liabilities, expenses or costs are attributable to claims covered under Section 12.2 below. Plantex will not be liable hereunder for any Losses resulting from any settlement of any claim, litigation or proceeding effected without its consent, which consent shall not be unreasonably withheld.

[***] Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from this exhibit and have been filed separately with the Securities and Exchange Commission.

12.2	TransOral shall indemnify, defend, save and hold Plantex and each of its Affiliates and their respective officers, directors, employees and agents harmless from and against Loss or Losses payable to third parties in connection with any and all Actions by third parties resulting from: (a) any material breach of any representation or warranty herein pertaining to TransOral or material non-fulfillment or non-performance by TransOral of any covenant or undertaking made herein; (b) the negligent or intentionally wrongful acts or omissions of TransOral; (c) any actual or alleged defect in any Finished Product or other product liability claim relating to any Finished Product to the extent not attributable to the Product or resulting from any material breach of this Agreement by TransOral; (d) any actual or alleged infringement (whether direct, contributory or induced) or violation of any patent, trade secret or proprietary rights of any third party arising out of the registration, importation, storage, Manufacture, use, sale and/or distribution of any Finished Product registered, imported, stored, Manufactured, used, sold or distributed directly or indirectly by TransOral or its Affiliates, contractors or licensees, provided, however, that TransOral shall have no liability to Plantex for any Loss or Losses to the extent that such Loss or Losses resulted from the infringement (whether direct, contributory or induced) or violation by Plantex or its permitted subcontractors under Section 16.10 of any patent, trade secret or proprietary rights of any third party arising out of the registration, importation, storage, Manufacture, use, sale and/or distribution of the Product; or (e) any enforcement action by a Regulatory Authority relating to any Finished Product resulting from the failure by TransOral to comply with applicable laws, rules, orders or regulations, in each case subject to the requirements set forth in Section 12.4 below. Notwithstanding the foregoing, TransOral shall have no obligations under this Section 12.2 for any liabilities, expenses or costs to the extent such liabilities, expenses or costs are attributable to claims covered under Section 12.1 above. TransOral will not be liable hereunder for any Loss or Losses resulting from any settlement of any claim, litigation or proceeding effected without its consent, which consent shall not be unreasonably withheld.

12.3	EXCEPT TO THE EXTENT SUCH PARTY MAY BE REQUIRED TO INDEMNIFY THE OTHER PARTY UNDER SECTIONS 12.1 AND 12.2 ABOVE OR IN THE CASE OF WILLFUL BREACH OF THIS AGREEMENT, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR ANY SPECIAL, CONSEQUENTIAL, EXEMPLARY, OR INCIDENTAL DAMAGES (INCLUDING LOST OR ANTICIPATED REVENUES OR PROFITS RELATING TO THE SAME), ARISING FROM ANY CLAIM RELATING TO THIS AGREEMENT, WHETHER SUCH CLAIM IS BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, EVEN IF AN AUTHORIZED REPRESENTATIVE OF SUCH PARTY IS ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SAME.

12.4	Upon the occurrence of an event that requires indemnification under this Agreement, the Indemnified Party will give prompt written notice to the Indemnifying Party providing reasonable details of the nature of the event and basis of the indemnity claim; provided, however, that the failure to give prompt written notice shall not limit the indemnification obligations of the Indemnifying Party hereunder except to the extent that the delay in giving, or failure to give, prompt notice prejudices the ability of the Indemnifying Party to defend against such action. The Indemnifying Party will then have the right, at its expense and with counsel of its choice, to have sole control over the defense of any such Action provided that the Indemnifying Party shall not settle any such Action without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld. The Indemnified Party will also have the right, but not the obligation, to participate, at its own expense in the defense thereof with counsel of its choice. The Indemnified Party and its employees shall cooperate to the extent reasonably necessary to assist the Indemnifying Party and its legal representatives in defending, contesting or otherwise protesting against any Action, provided that the reasonable cost in doing so will be paid by the Indemnifying Party. If the Indemnifying Party fails within thirty (30) days after receipt of notice to notify the Indemnified Party of its intent to defend, contest or otherwise protect against the Action or fails to diligently continue to provide the defense after undertaking to do so, the Indemnified Party will have the right upon ten (10) days prior written notice to the Indemnifying Party to defend, settle and satisfy any Action and recover the costs of the same from the Indemnifying Party.

12.5	In the event that in determining the respective obligations of indemnification under this Section 12, it is found that the fault of the Indemnified Party or its respective Affiliates, contributes to any Losses for which the Indemnifying Party is otherwise liable hereunder, then each Party shall be responsible for that portion of the indemnifiable Losses to which its fault contributed.

12.6	Without limiting its obligations hereunder, TransOral shall obtain, before the first Launch Date and maintain thereafter continuing throughout the Term, sufficient product liability insurance coverage to satisfy its obligations hereunder. TransOral shall, upon request, provide to Plantex certificates of insurance, evidencing such insurance.

13.	TERM AND TERMINATION

13.1	This Agreement shall become effective upon the Effective Date and, unless earlier terminated as provided below, shall remain in full force and effect until the earlier of: (a) five (5) years after the Launch Date of the last Finished Product to be Launched and (b) ten (10) years after the Effective Date (the “Term”). Shortly before the expiration of the Term, the Parties will discuss whether and on which conditions a new agreement with respect to the subject matter hereof can be entered into.

13.2	Either Party may terminate this Agreement upon written notice in the event that the other Party shall have materially breached this Agreement, and such breach is not cured within [***] after receiving written notice of such breach. Notwithstanding the foregoing, if during such [***] period, the allegedly breaching Party disputes that it has materially breached this Agreement, then the other Party shall not have the right to terminate this Agreement until it has been finally determined in accordance with Section 16.6 below that the allegedly breaching Party has materially breached this Agreement, and such Party fails to comply herewith within [***] thereafter.

13.3	Either Party may terminate this Agreement in the event of the filing of a bankruptcy petition by or against the other Party or the appointment of a receiver for the assets or business of the other Party, in each case that is not dismissed within sixty (60) days from the date of such filing or appointment.

13.4	In addition to the foregoing termination rights, if Plantex and its Affiliates discontinue the Manufacturing of the Product, Plantex may terminate this Agreement upon [***] prior written notice to TransOral if more that [***] otherwise remain before expiration of this Agreement.

13.5	Effect of Expiration or Termination

13.5.1	Termination or expiration of this Agreement shall not relieve a Party from any liability that, at the time of such termination or expiration, has already accrued to the other Party.

13.5.2	Upon expiration or termination of this Agreement, each Party shall return the other’s Confidential Information in accordance with Section 15.4 below.

13.5.3	Notwithstanding anything to the contrary contained herein, the provisions of Sections 1, 3.6, 5.3, 7, 9 (other than 9.1(b), 9.2 and 9.3), 10, 11, 12, 13.5, 15, and 16 of this Agreement and the payment of unpaid invoices due shall survive the termination or expiration of this Agreement for any reason; provided, however, that the provisions of Sections 5.3 and 9 (other than 9.1(b), 9.2 and 9.3) of this Agreement shall survive for only five (5) years following the termination or expiration of this Agreement.

[***] Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from this exhibit and have been filed separately with the Securities and Exchange Commission.

14.	FORCE MAJEURE

Except for the obligation of Plantex or TransOral to make payments to the other pursuant to this Agreement (that will not be deferred or extended for any reason), neither Plantex nor TransOral will be responsible to the other for any failure to perform or delay in performing if the failure or delay is due to any strike, riot, civil commotion, sabotage, embargo, war or act of God or other cause beyond its reasonable control. Notwithstanding the foregoing, if any delay in the performance by either Party of its obligations under this Agreement shall continue for a period of ninety (90) days or more, then, the Party not suffering the force majeure event may terminate this Agreement by written notice to the Party unable to perform or delayed in performing its obligations and, subject to Section 13.5.3, each of Plantex and TransOral shall then be relieved from all duties and obligations under this Agreement, except those duties and obligations accruing prior to such termination.

15.	CONFIDENTIALITY

15.1	In carrying out the terms of this Agreement it may be necessary that one Party disclose to the other certain information, which is considered by the disclosing Party to be proprietary and of a confidential nature. As used herein “Confidential Information” means any and all information, know-how and data, technical or non-technical, concerning any finished drug product or active pharmaceutical ingredient, its manufacture, marketing and sale, that is disclosed under this Agreement as set forth below and that TransOral or Plantex, as the case may be, considers to be and treats as proprietary and confidential. Confidential Information includes, but shall not be limited to plans, processes, compositions, formulations, specifications, samples, systems, techniques, analyses, production and quality control data, testing data, marketing and financial data, and such other information or data relating to any finished drug product or active pharmaceutical ingredient, or its manufacture, marketing or sale.

15.2

The recipient of any Confidential Information shall not use it for any purpose other than for purposes of performing its obligations under this Agreement. The Party receiving any Confidential Information will divulge it only to those of its officers, directors, employees, advisors and Affiliates (and such Affiliates’ officers, directors, employees and advisors) who have a need to know it as a part of the receiving Party’s obligations hereunder and the said receiving Party shall ensure that its said officers, directors, employees, advisors and Affiliates (and such Affiliates’ officers, directors, employees and advisors) shall hold the information in confidence pursuant to this Agreement. The recipient of any Confidential Information shall not disclose it to any third party, except as otherwise contemplated in this subsection, without the prior written consent of the disclosing Party. Notwithstanding anything herein to the contrary, either Party may use and disclose the Confidential Information of the other Party to the extent necessary for it to exercise its rights under this Agreement and TransOral may submit such Confidential Information to Regulatory Authorities or, under reasonable obligations of confidentiality, to its contractors, licensees or others on a need to know basis, as necessary to develop or commercialize the Finished Product as contemplated hereunder provided prior to the disclosure of any such Confidential Information to any contractor, licensee or other entity or person, such contractor, licensee or other entity or person shall have entered into a confidentiality agreement with TransOral which adequately protects such Confidential Information and TransOral shall be responsible to Plantex for any breaches of said confidentiality agreement.

15.3	The obligations of confidentiality as provided herein (except for the Parties’ obligations under Section 15.5, which shall terminate upon any termination or expiration of this Agreement) will terminate seven (7) years from the expiration or termination of this Agreement and, notwithstanding anything to the contrary in this Section 15, will impose no obligation upon the recipient of any Confidential Information with respect to any portion of the received information that (a) was known to or in the possession of the recipient prior to the disclosure; or (b) is or becomes publicly known through no fault attributable to the recipient; or (c) is provided to the recipient from a source independent of the disclosing Party that is not subject to a confidential or fiduciary relationship with the disclosing Party concerning the information as demonstrated by the recipient by written evidence; or (d) is generated by the recipient independently of any disclosure from the disclosing Party as demonstrated by the recipient by written evidence; or (e) is required by law or court order to be disclosed to government officials who shall be informed of the confidential nature of such information. The Parties hereby agree that any breach of this Section 15 by the Receiving Party will cause irreparable damage to the disclosing Party and that in the event of such breach, the disclosing Party shall have, in addition to any and all remedies of law, the right to injunction, specific performance or other equitable relief to prevent the violation of the Receiving Party’s obligations hereunder.

15.4	Upon expiration or earlier termination of this Agreement, the recipient of any Confidential Information shall, as the disclosing Party may direct in writing, either destroy or return to the disclosing Party all Confidential Information disclosed together with all copies thereof, provided, however, the recipient may retain one archival copy thereof for the purpose of determining any continuing obligations of confidentiality.

15.5	All publicity, press releases and other public announcements relating to this Agreement or the transactions contemplated hereby shall be reviewed in advance by, and shall be subject to the approval of, both Parties. Each Party responding to a request for such approval shall respond to the requesting Party in writing within five (5) days of such request.

16.	GENERAL PROVISIONS

16.1	This Agreement shall be binding upon each of the Parties hereto and each of their respective successors and assigns, if any.

16.2	Neither Party may assign any of its rights or obligations under this Agreement without the prior written consent of the other Party, which consent may not be unreasonably withheld or delayed. Such consent may be conditioned upon the agreement of the assigning Party to remain primarily liable for performance of all obligations of the assignee. Notwithstanding anything to the contrary contained herein, a Party may assign all of its rights and obligations under this Agreement (a) to an Affiliate of a Party upon written notice thereof to the other Party, accompanied by an undertaking, in form satisfactory to the other Party, that the assigning Party will not be released of any obligations and remain primarily liable and (b) to a successor to all or substantially all of its assets or to an acquirer of it by consolidation, merger, stock purchase or other reorganization in which the holders of such Party’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) of the voting power of such Party (each, a “Change in Control”), upon written notice of such Change in Control to the other Party; provided, however, that following a Change in Control of Plantex, TransOral may in its sole discretion terminate this Agreement (subject to the terms of Section 13.5 hereof) provided written notice of such termination is furnished by TransOral to such successor of Plantex within thirty (30) days following the date TransOral receives written notice from Plantex or such successor of such Change in Control of Plantex. As a condition to the assignment pursuant to the immediately preceding sentence, the transferee shall agree with the non-assigning Party (effective at the consummation of the Change in Control) to be bound by all of the terms of this Agreement. Any attempt to assign this Agreement in violation of the provisions set forth herein will be deemed a default by the assigning Party under this Agreement and null and void.

16.3	Any notice, request, instruction or other communication required or permitted to be given under this Agreement must be in writing and must be given by sending the notice properly addressed to the other Party’s address shown below (or any other address as either Party may indicate by notice in writing to the other from time to time) (a) by hand or by prepaid registered or certified mail, return receipt requested, (b) via telecopy, facsimile or telegram, or (c) via nationally recognized overnight courier.

If to Plantex:	Plantex USA Inc.
2 University Plaza, Suite 305
Hackensack, NJ 07601
Attention: President
Fax Number: 201-343-3833

with a copy to:	Plantex USA Inc.
2 University Plaza, Suite 305
Hackensack, NJ 07601
Attention: General Counsel
Fax Number: 215-293-6499

If to TransOral:	TransOral Pharmaceuticals, Inc.
1003 West Cutting Blvd.
Point Richmond, CA 94804
Attention: Glenn Oclassen, President & CEO
Fax Number: 510-215-3535

with a copy to:	Wilson Sonsini Goodrich & Rosati PC
650 Page Mill Road
Palo Alto, CA 94304-1050
Attention: Ian B. Edvalson, Esq.
Fax Number: 650-493-6811

All such notices shall be deemed given when received.

16.4	Except to the extent required by law or deemed appropriate by legal counsel to comply with securities laws, including the furnishing of a press release and the filing of such documents and information with the U.S. Securities and Exchange Commission as may be required by federal securities laws and the filing of any report, statement or document required by any other federal or state regulatory body, neither Plantex nor TransOral will publish, publicly disclose or otherwise publicly announce the existence of this Agreement or the terms hereof without the consent of the other Party, which consent will not be unreasonably withheld.

16.5	Either Party’s failure to terminate or seek redress for a breach of, or to insist upon strict performance of any term, covenant, condition or provision contained in this Agreement will not prevent a similar subsequent act from constituting a breach of this Agreement.

16.6	This Agreement will be governed and construed in accordance with the laws of the State of New York, except for its conflict of law provisions, and the 1980 U.N. Convention on Contracts for the International Sale of Goods shall not apply to this Agreement or the rights or obligations of the Parties herein. The Parties agree that the any dispute arising under or in connection with this Agreement shall be subject to the exclusive jurisdiction of the state courts and federal courts of the State of New York.

16.7	Plantex and TransOral will at all times act as independent parties without the right or authority to bind the other with respect to any agreement, representation or warranty made with or to any third party. Except as otherwise stated herein, Plantex and TransOral each will be responsible for all costs, expenses, taxes and liabilities arising from the conduct of its own business, as well as from the activities of its officers, directors, agents or employees.

16.8	This Agreement and its schedules contain the entire and only agreement between the Parties with respect to the Manufacture and sale of the Product and no oral statements or representations or written matter not contained in this Agreement will have any force or effect. This Agreement may not be amended or modified in any way except by writing executed by authorized representatives of both Parties.

16.9	If any portion of this Agreement is determined to be illegal or otherwise unenforceable by agreement of the Parties, by an arbitrator, by a court of competent jurisdiction or by an administrative agency of competent jurisdiction, that section, to the extent permitted by law, shall be treated as deleted from this Agreement and the remaining portions of this Agreement will continue to be in full force and effect according to the terms hereof.

16.10	Plantex shall not subcontract any of its obligations hereunder to a third party (other than to an Affiliate of Plantex as provided in this Section 16.10) without TransOral’s prior written approval. Plantex shall not subcontract any of its obligations hereunder to an Affiliate of Plantex without TransOral’s prior written approval, which approval shall not be unreasonably withheld, it being understood that Teva Pharmaceutical Works Private Limited Company shall be deemed an acceptable subcontractor for purposes hereof (such reasonably acceptable contractor being defined as the “Subcontractor”). In any case, Plantex shall remain completely responsible for all such obligations that are subcontracted. It is hereby acknowledged that the Subcontractor is intended to be a third party beneficiary hereunder such that all representations and covenants of TransOral contained in this Agreement shall also inure to the benefit of such manufacturer of Product.

16.11	Nothing contained in this Agreement shall be deemed to constitute a grant to either Party of any license or other right under patents, designs, copyrights or other industrial or intellectual property rights, now or hereafter belonging to the other Party.

16.12	This Agreement may be executed in one or more counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date written at the beginning of this Agreement.

PLANTEX USA INC.		TRANSORAL PHARMACEUTICALS, INC.

By:	/s/ George Suokos	By:	/s/ Glenn A. Oclassen
Name: George Suokos		Name: Glenn A. Oclassen
Title: President		Title: President/CEO

By:	Illegible	By:
Name: Illegible		Name: __________________________________________
Title: Illegible		Title: ___________________________________________

Schedule 1

Specifications

[***]

[***] Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from this exhibit and have been filed separately with the Securities and Exchange Commission.

[***]

[***] Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from this exhibit and have been filed separately with the Securities and Exchange Commission.

[***]

[***] Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from this exhibit and have been filed separately with the Securities and Exchange Commission.